Exhibit 10





                   [LETTERHEAD OF CHEYENNE SOFTWARE, INC.]

                                          NEWS RELEASE

                                                                  Contacts:
                                            ReiJane Huai, President and CEO
                                                     Elliot Levine, EVP/CFO
                                                    CHEYENNE SOFTWARE, INC.
                                                             (516) 465-4000

  FOR IMMEDIATE RELEASE

                   CHEYENNE SOFTWARE, INC. REPORTS FIRST QUARTER
                            SALES AND EARNINGS RESULTS



  --SALES FOR THE FIRST-QUARTER ENDED SEPTEMBER 30, 1996 INCREASED 36%
              TO $52.2 MILLION FROM LAST YEAR'S COMPARABLE QUARTER--

  --NET INCOME FOR THE FIRST QUARTER WAS 4 CENTS PER SHARE INCLUDING WRITE-OFFS
        OF PURCHASED R&D OF ABOUT 20 CENTS PER SHARE, NET OF INCOME TAXES, VERSUS LAST YEAR'S 19 CENTS PER SHARE THAT INCLUDED A 3 CENTER PER SHARE,
                NET OF INCOME TAXES, WRITE-OFF OF PURCHASED R&D --

            -- EXCLUDING ONE-TIME FACTORS, EPS FOR FQ197 WERE 24 CENTS
               VERSUS 22 CENTS IN LAST YEAR'S COMPARABLE QUARTER --

  ROSLYN HEIGHTS, N.Y., October 22, 1996 -- Cheyenne Software, Inc. (AMEX; CYE) reported that, for the first quarter ended September 30, 1996 (FQ197), revenues were $52,246,000 versus $38,464,000 in last year's comparable quarter, a 36% increase. Net income for the quarter was $1,637,000 or 4 cents per share, after a charge for purchased R&D of 20 cents per share, net of income taxes, for the previously announced acquisitions of IQ International, Ltd., Mediatrends, Inc. and Moniker, Inc. In last year's comparable quarter, net income was $7,396,000 or 19 cents per share.

  Excluding one-time factors, EPS for FQ197 were 24 cents per share versus 22 cents per share in last year's comparable quarter.

  Cheyenne's cash, cash equivalents and investments as of September 30, 1996 were $77,975,000, a $7,048,000 decrease from June 30, 1996 due to the payment of cash consideration in FQ197 in connection with the previously disclosed acquisitions, as well as the repurchase of 308,900 Cheyenne shares during the quarter.

                                 (more)





  CHEYENNE ANNOUNCES FIRST QUARTER RESULTS                      PAGE 2

  ReiJane Huai, Chairman, President and Chief Executive Officer of Cheyenne, said: "Despite the normal summer seasonality of our business, we achieved record quarterly sales and strong POS results (about 15% growth in North America versus FQ496) and reduced inventories in our global distribution channels. Our NetWare-related sales remain good, while our NT and desktop sales expanded significantly."

  Pursuant to the October 7, 1996 Merger Agreement among Cheyenne, Computer Associates International, Inc. ("CA") and a wholly-owned subsidiary of CA, CA commenced a tender offer on October 11, 1996 to acquire all of the outstanding shares of Cheyenne's common stock (with associated rights) for a price of $30.50 per share net to the seller in cash. The Cheyenne Board of Directors recommends that Cheyenne stockholders accept the offer and tender their shares to CA.

  About Cheyenne Software
  Cheyenne Software, Inc. is an international developer of essential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems. Its enterprise-wide offerings include an array of storage management, security, and communications products, including Cheyenne [Registered Mark] HSM, JETserve [Trademark], InocuLAN [Registered Mark], FAXserve [Trademark], and its flagship product line, the ARCserve [Registered Mark] family of network backup software. Cheyenne can be contacted at (800)243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at:  http://www.cheyenne.com.

                             [table follows]





    CHEYENNE ANNOUNCES FIRST QUARTER RESULTS               PAGE 3

                     CHEYENNE SOFTWARE, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                  Three Months Ended September 30, 1996 and 1995
                                   (Unaudited)


                                                Three Months Ended
                                                    Sept. 30,
                                                1996        1995

                                       (In thousands, except per share data)
    Revenues                                  $52,246     $38,464

    Cost of sales                               9,732       6,693

    Gross profit                               42,512      31,771

    Operating expenses:
      Research and development                  7,476       5,166
      Selling and marketing                    16,623      11,126
      General and administrative                5,441       3,277
      Charge for purchased research
        and development*                       11,061       1,636

               Total operating expenses        40,601      21,205

    Operating income                            1,913      10,566

    Non-operating income:
      Interest income and other                   553         726
      Other (losses) gains, net                   (59)         --

    Income before income taxes                  2,407      11,292

    Provision for income taxes                    770       3,896

    Net income                                  1,637       7,396

      Net income per share                       0.04        0.19

    Weighted average number of common
      shares and equivalents outstanding       38,679      38,829

    *acquisition related charges


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